Exhibit 99.1

News Release	Investor Contact
Ken Diptee
Executive Director, IR
Dine Brands Global, Inc.
Ken.diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Communications

Dine Brands Global, Inc.

Susan.Nelson@applebees.com

Dine Brands Global, Inc. Announces CEO Search

GLENDALE, Calif., May 28, 2020 – The Board of Directors of Dine Brands Global, Inc. today announced that it has retained the executive search firm, Spencer Stuart, to assist the Company in identifying an individual to succeed its Chief Executive Officer, Steve Joyce. Mr. Joyce’s employment agreement expires February 1, 2021.

“I am proud of the growth that we have experienced during my tenure as Chief Executive Officer,” said Joyce. Since 2017, we have established and executed on strategic plans, strengthened the franchisee base, completed a $1.3 billion securitization transaction and returned significant capital to stockholders. With the occurrence of the crisis due to the Coronavirus pandemic, it is not only essential that we all focus on our current situation, but also our emergence with a strong leadership team for the future.”

“We appreciate Steve’s considerable contributions to Dine Brands during a critical period for the Company accentuated by this current crisis,” said Richard Dahl, Chairman of the Board. “We are pleased to be working with Spencer Stuart to identify a leader from both an internal and external pool of candidates.”

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,600 restaurants combined in 17 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

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